Exhibit 10.1

ePlus inc.
Cash Performance Award Agreement

Name of Participant: _______________

Grant Number: _______________

Grant Date: _______________

This Cash Performance Award Agreement (“Agreement”) sets forth a Performance Award payable in cash pursuant to Section 6(d) of ePlus inc. (“the Company”)’s 2021 Employee Long-Term Incentive Plan (the “Plan”) for the Performance Period of <Date> to <Date> (“Full Performance Period”).

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Full Performance Period:  <Date> to <Date>, inclusive
Target Award:  $_______________

Your Performance Award will be evaluated based on the following Performance Criteria (each a “Performance Target”):

Performance Target	% of Award

Escalators/Cap apply as follows:

Less than 75% of Performance Target achieved	No Performance Award payable relating to that Performance Target
Between 75 – 100% of Performance Target achieved	Performance Award shall be 50%, plus an additional 2.0% for each percentage point over 75% of Performance Target achieved
More than 100% of Performance Target achieved	Performance Award shall be 100%, plus an additional 5.0% for each percentage point over 100% of Performance Target achieved, subject to the Total Maximum Award Dollars
Total Maximum Award Dollars (for all Performance Targets combined)	Performance Award shall be 150% of Target Award

In calculating whether the Performance Target has been achieved, actual results will be adjusted to exclude the following, as applicable:

(i)	all items of revenue, gain, or loss determined by the ePlus Board of Directors to be extraordinary or unusual in nature, and not incurred or realized in the ordinary course of business; and
(ii)	any revenue, gain, or loss attributable to the business operations of any entity acquired by ePlus during the Performance Period.

In addition, if a divestiture occurs during the Performance Period, the target and actual results will be adjusted to exclude any revenue, gain or loss attributable to the business operations of the divested part of the business.

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Terms and Conditions

1.
Performance Award – Terms and Conditions.  This Agreement confirms the grant under and subject to the provisions of the Plan and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named Participant. This Agreement merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This Performance Award is subject in all respects to the applicable terms of the Plan, as well as the terms of the Company’s Policy for Recoupment of Incentive Compensation. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Department at hr@eplus.com.

2.
Prohibition Against Transfer.  The Performance Award and the rights granted under the Plan and this Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, as permitted by the Plan and applicable law or regulations.

3.
Forfeiture; Termination of Employment.  In order to receive a Performance Award for the Performance Period under this Agreement, the Participant, except as provided below, must remain employed through the end of the Performance Period, and then the Company shall pay to the Participant the Performance Award in a cash lump sum as described below.

a.
Death or Disability.   In the event of termination of the Participant’s employment during the Performance Period, due to death or Disability, the Company shall pay to the Participant a cash amount equal to the Target Award in a cash lump sum as soon as practicable following the date of the Participant’s employment termination but no later than March 15th of the calendar year following the calendar year in which such employment termination occurs.

b.
Retirement.  If (1) at least one full year has passed since the beginning of the Performance Period, (2) the Participant has met the criteria for Retirement as defined in the Plan, (3) the Participant provides reasonable notice of Retirement, (4) at the time of Retirement, the Participant has complied with the Company’s Code of Conduct, and (5) the Participant has complied with all applicable post-employment requirements, such as confidentiality and non-competition, then following the end of the Performance Period, the Company shall pay to the Participant, pursuant to Section 4 of this Agreement, the Performance Award based upon the Performance Targets achieved in the same manner as if the Participant had remained employed until the end of the Performance Period.

c.
Termination without Cause, or Termination for Good Reason, without a Change in Control.  If a Change in Control has not occurred during the Performance Period and during the Performance Period (1) the Participant’s employment is terminated without cause, or (2)  the Participant’s employment is terminated for good reason, then: following the end of the Performance Period, the Company shall pay to the Participant, pursuant to Section 4 of this Agreement, the Performance Award based upon the Performance Targets achieved in the same manner as if the Participant had remained employed until the end of the Performance Period but prorated based upon the number days the Participant was employed during the Performance Period.

d.
Change in Control.  In the event of a Change in Control and provided that within thirty (30) days of the Change in Control the Participant is not provided an equivalent value agreement that supersedes this Agreement, if the Participant’s employment is terminated within twenty-four (24) months after the Change in Control for good reason or without cause, then the Company shall pay to the Participant a cash amount equal to the Target Award in a cash lump sum as soon as practicable after the date of the Participant’s employment termination, but in no event later than thirty (30) days following the date of the Participant’s employment termination.

4.
Tax Withholding and Payment Date.  Any Performance Award payable under this Agreement shall be reduced by all applicable federal, state, and local withholding taxes and any other legally required withholdings.  The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the satisfaction of any tax withholding obligations as it deems necessary and appropriate.  Except as provided in Section 3(a)(Death or Disability) and 3(d)(Change in Control) above, any Performance Award under this Agreement shall be paid in a cash lump sum as soon as practicable following the end of the Full Performance Period for which the Performance Award is payable, but no later than December 31st following the end of the Full Performance Period.

5.
Miscellaneous.  This Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 7 and 8 of the Plan, may not be amended without the written consent of both the Company and the Participant.

6.
No Agreement to Employ.  The Agreement shall not in any way interfere with or limit the right of the Company to terminate the Participant’s employment or service with the Company at any time, and no contract or right of employment shall be implied by this Agreement or the Plan.

7.
Incorporation of Plan Provisions.  This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference.  Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan except that the definitions of “cause” and “good reason” in any applicable employment agreement with the Company and/or its Affiliates shall apply in substitution of the Plan’s definitions.  In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. In the event of a conflict between this Agreement and the Participant’s applicable employment agreement with the Company and/or its Affiliates, this Agreement shall take precedence.

8.
Adjustment of Award.  In the event it is determined that the grant, vesting or cash payment under this Agreement was made based on incorrect financial results, the Committee will review such grant, vesting, delivery or payment.  If the amount of the grant, vesting, delivery or payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the  Committee may, in its sole discretion, adjust (i.e., lower) the amount of such grant, vesting, delivery or payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the Participant of any amount delivered or paid to or received by the Participant with respect to such award. Additionally, cash payments under this Agreement are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

9.
Parachute Payments.  In the event that any payment or benefit received or to be received by the Participant under this Agreement or any other Award under the Plan in connection with a Change in Control (collectively, the “Change in Control Payments”) would (i) constitute (together with other payments or benefits contingent on a Change in Control) a “parachute payment” within the meaning of Section 280G of the Code or any successor provision and (ii) but for this Section 9, be subject to the excise tax imposed on the Participant by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the Participant shall receive:

(A)	the full amount of such Change in Control Payments, or

(B)	such lesser amount of such Change in Control Payments, which would result in no portion of such Change in Control Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments or benefits contingent on the Change in Control (including without limitation the Change in Control Payments), notwithstanding that all or some portion of such Change in Control Payments may be taxable under Section 4999 of the Code.

Any determination required under this Section 9 shall be made in writing by an independent public accounting firm or other independent third party selected by the Company (the “Accountants”), whose costs shall be paid by the Company and whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.  In the event the Accountants determine the Change in Control Payments are to be reduced under (B) above, such reduction shall first be made as to any such cash payment or benefit under any Plan awards in reverse chronological order of the grant date, and then any Common Stock payment or benefit under any Plan awards in reverse chronological order of the grant date.

10.
Code Sections 409A and 4999.  This Agreement is intended to be exempt from or meet the requirements of Section 409A of the Code and shall be so interpreted to the greatest extent possible without changing the economics of any Award.  Nonetheless, the Participant shall be responsible for any taxes payable as the result of entering into this Agreement or receiving an Award, including without limitation any taxes payable under Sections 409A and 4999 of the Code.

11.
Committee Authority.  The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any award targets have been reached). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

12.
Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.

AGREEMENT

Indicate your acceptance of the foregoing terms and conditions governing this Agreement by signing and dating below, or electronically sign via DocuSign.

I hereby accept and agree to all the foregoing terms and conditions governing this Agreement.

Executive:	For ePlus’ Compensation Committee:

Signature:	Signature:

Name:	Name:

Date:	Date: